Exhibit 99.1

Limestone Bancorp Reports Net Income of $3.1 million, or $0.42 per Share, for the 4th Quarter of 2020 and $9.0 million, or $1.20 per Diluted Share, for the Twelve Months Ended December 31, 2020

LOUISVILLE, Ky.--(BUSINESS WIRE)--January 20, 2021--Limestone Bancorp, Inc. (NASDAQ: LMST) (“the Company”), parent company of Limestone Bank (“the Bank”), today reported unaudited results for the fourth quarter and full year of 2020. Net income available to common shareholders for the fourth quarter of 2020 was $3.1 million, or $0.42 per basic and diluted common share, compared with $1.8 million, or $0.24 per basic and diluted share, for the fourth quarter of 2019. Net income for the twelve months ended December 31, 2020, was $9.0 million, or $1.20 per diluted common share, compared with net income of $10.5 million, or $1.41 per diluted share, for the twelve months ended December 31, 2019.

“While 2020 will likely be remembered as a challenging year, I am proud of the work accomplished by the Limestone Bank team," stated John T. Taylor, President and CEO. "Fighting the headwinds of the pandemic, our team adjusted to the COVID environment by providing support to our communities and customers through participation in the SBA Paycheck Protection Program and the relief prescribed in the CARES Act. We did all this while implementing measures to ensure our personnel were safe and healthy to serve our customers. The team at Limestone quickly reacted to the falling interest rate environment, grew earning assets, and continued to successfully grow our franchise value by onboarding high quality core deposit relationships. The long-term impact of the pandemic may not yet be fully known, but we believe we are well-positioned for the future with a scalable community banking platform as well as sound credit metrics and reserves.”

Income Taxes - Net income before taxes was $10.6 million for the year ended December 31, 2020, compared with $11.0 million for the year ended 2019. Income tax expense was $1.6 million for 2020 compared to $480,000 for 2019. For 2020 and 2019, income tax expense benefitted from the establishment of a net deferred tax asset related to a change in Kentucky tax law enacted during 2019. Income tax expense benefitted $478,000 and $1.6 million for the years ended December 31, 2020 and 2019, respectively, or $0.06 per basic and diluted common share, and $0.21 per basic and diluted common share, respectively. The new Kentucky income tax went into effect on January 1, 2021.

Net Interest Income – Net interest income increased to $10.8 million for the fourth quarter of 2020, compared to $9.9 million for the third quarter of 2020, and $8.9 million for the fourth quarter of 2019. Average loans increased to $965.3 million for the fourth quarter of 2020, compared to $963.5 million for the third quarter of 2020, and $846.2 million for the fourth quarter of 2019. Average loans for 2020 were positively impacted by the branch purchase transaction on November 15, 2019, which included $126.8 million in loans at the time of purchase, as well as $42.4 million of 2020 loan originations under the SBA Paycheck Protection Program. After forgiveness and paydowns, PPP loans declined to $20.3 million at December 31, 2020. Net interest margin increased to 3.53% for the fourth quarter of 2020, compared with 3.27% for the third quarter of 2020, and 3.23% for the fourth quarter of 2019.

The yield on earning assets increased to 4.12% in the fourth quarter of 2020, compared to 3.98% in the third quarter of 2020, and decreased compared to 4.57% in the fourth quarter of 2019. The yield on earning assets for the third and fourth quarters of 2020 were negatively impacted by lower interest rates on the Bank’s fed funds, certain floating rate investment securities, and loans with variable rate repricing features. Loan fee income can meaningfully impact net interest income, loan yields, and net interest margin. The amount of loan fee income included in total interest income was $1.0 million, $387,000, and $218,000 for the quarters ended December 31, 2020, September 30, 2020, and December 31, 2019, respectively. This represents 33 basis points, 13 basis points, and eight basis points of yield on earning assets and net interest margin for the quarters ended December 31, 2020, September 30, 2020, and December 31, 2019, respectively. Loan fee income for the fourth quarter of 2020 included $767,000 in fees earned on SBA PPP loans, as compared to $195,000 in the third quarter of 2020.

The cost of interest-bearing liabilities was 0.76% for the fourth quarter of 2020, compared to 0.90% in the third quarter of 2020, and 1.65% in the fourth quarter of 2019. The cost of interest-bearing liabilities continued to decline primarily based on the downward repricing of time deposits. Time deposits declined $30.9 million during the fourth quarter of 2020 as approximately $84.7 million of time deposits with an average rate of 1.01% matured or repriced at lower interest rates. During the fourth quarter of 2020, newly originated or renewed time deposits had an average rate of 0.33% and a weighted average term of approximately 19 months.

Net interest income increased to $40.6 million for the year ended December 31, 2020, compared with $35.4 million for 2019. Average loans increased to $964.1 million for 2020, compared with $801.8 million for 2019. Average loans were positively impacted by the branch purchase transaction on November 15, 2019, along with loan growth during 2019 and 2020, as well as SBA PPP loan originations as discussed above. Net interest margin decreased to 3.36% for 2020, compared with 3.40% for 2019.

The yield on earning assets decreased to 4.20% for year ended December 31, 2020, compared to 4.76% for 2019. The amount of loan fee income included in total interest income was $2.1 million and $1.2 million for the year ended December 31, 2020 and December 31, 2019, respectively. This represents 18 basis points and 11 basis points of yield on earning assets and net interest margin for 2020 and 2019, respectively. Loan fee income for the year ended December 31, 2020, included $1.1 million in fees earned on SBA PPP loans. The cost of interest-bearing liabilities was 1.05% for 2020, compared to 1.66% for 2019.

As of December 31, 2020, time deposits comprise $367.6 million of the Company’s liabilities including $104.9 million with a current average rate of 0.99%, which reprice or mature in the first quarter of 2021. The following table denotes contractual time deposit maturities and average rates as of December 31, 2020:

Maturity Quarter	As of December 31, 2020 (in thousands)	Weighted Average Rate

Q1-2021	104,874	0.99
Q2-2021	102,627	0.57
Q3-2021	42,557	0.59
Q4-2021	21,782	0.50
Q1-2022	11,034	0.80
Thereafter	84,678	1.18
Total time deposits	$367,552	0.84%

Investment Securities – The securities portfolio serves as a source of liquidity and earnings and contributes to the management of interest rate risk. Investments are made in various types of liquid assets, including U.S. Treasury obligations and securities of various federal agencies, obligations of states and political subdivisions, corporate bonds, and collateralized loan obligations.

The following table sets forth the carrying value of our securities portfolio at the dates indicated.

	December 31, 2020				September 30, 2020
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
Securities available for sale
U.S. Government and federal agencies	$18,811	$806	$—	$19,617	$19,158	$931	$—	$20,089
Agency mortgage-backed residential	71,582	2,777	(26)	74,333	76,388	2,974	(13)	79,349
Collateralized loan obligations	44,730	—	(1,578)	43,152	44,730	—	(1,905)	42,825
State and municipal	34,759	1,296	—	36,055	34,391	1,076	(32)	35,435
Corporate bonds	31,635	472	(1,402)	30,705	27,116	373	(1,643)	25,846
Total available for sale	$201,517	$5,351	$(3,006)	$203,862	$201,783	$5,354	$(3,593)	$203,544

Provision and Allowance for Loan Losses – The allowance for loan losses to total loans was 1.29% at December 31, 2020, compared to 1.18% at September 30, 2020, and 0.90% at December 31, 2019. Loans acquired in the November 2019 branch transaction totaled $85.9 million at December 31, 2020, and $100.3 million at September 30, 2020. These loans were recorded at fair value as determined by an independent third party. The remaining discount associated with the fair value purchase accounting adjustments on the acquired loans was $288,000 at December 31, 2020, compared to $301,000 at September 30, 2020. Subsequent deterioration of these acquired loans, if any, may require an adjustment through the allowance for loan loss.

A provision of $900,000 and $4.4 million, or $0.09 and $0.46, per common share after taxes, was recorded in the fourth quarter and the year ended December 31, 2020, compared to no provision for loan losses in the fourth quarter and the year ended December 31, 2019. The 2020 loan loss provisions were attributable to the net loan charge-offs during the year, trends within the portfolio during the year, and primarily to changes in the economic and business environment attributable to COVID-19, the state and national emergencies that have been declared, and the resultant risk the pandemic poses for business disruptions for the Bank’s borrowers which may lead to credit quality deterioration. Net loan charge-offs were $333,000 for 2020, compared to net loan charge-offs of $504,000 for 2019.

While the Company expects the U.S. Government’s economic responses to the COVID-19 pandemic through monetary policy and fiscal stimulus have provided meaningful support to the economy, management deemed it prudent to increase the allowance for loan losses through its qualitative environmental factors to account for the pandemic risk.

COVID-19 Short-term Loan Concessions – The Bank has elected to account for eligible loan modifications under Section 4013 of the CARES Act. To be an eligible loan under Section 4013 of the CARES Act, a loan modification must be (1) related to the coronavirus pandemic (“COVID-19”); (2) executed on a loan that was not more than 30 days past due as of December 31, 2019; and (3) executed between March 1, 2020, and the earlier of (A) 60 days after the date of termination of the national emergency declared by the President on March 13, 2020, concerning the COVID-19 outbreak (the “national emergency”) or (B) January 1, 2022. Eligible loan modifications are not required to be classified as TDRs and will not be reported as past due provided they are performing in accordance with the modified terms. Interest income will continue to be recognized in accordance with GAAP unless the loan is placed on nonaccrual status.

Short-term loan modifications totaled $15.3 million as of December 31, 2020, compared to $64.9 million at September 30, 2020. The following table details the status of the Bank’s short-term loan modifications by loan category or type as of December 31, 2020:

	First Modification Active	Subsequent Modification Active	Modification Ended	Total Modified Loans	Total Loan Portfolio	% Modified to Total Portfolio
	(in thousands)

Hotel, Motel, & Lodging	$—	$—	$7,822	$7,822	$51,822	15.1%
Retail Facility	—	4,355	—	4,355	67,785	6.4
Commercial Real Estate	—	346	—	346	160,433	0.2
1-4 Family Residential	—	—	—	—	188,955	—
Restaurant Full Service	—	—	—	—	15,094	—
Restaurant Limited Service	2,303	—	—	2,303	15,780	14.6
Multi-family	—	—	—	—	61,180	—
Construction and Development	—	—	—	—	48,396	—
Commercial & Industrial	—	—	—	—	208,244	—
Farmland	—	—	—	—	70,272	—
Consumer, Agriculture & Other	—	—	486	486	74,120	0.7
Total	$2,303	$4,701	$8,308	$15,312	$962,081	1.6%

First Modification Active includes loans within the terms of the original modification agreement. Subsequent Modification Active includes loans with a matured original modification that have been further modified within the short-term parameters. Modification Ended includes loans that have reached final deferred payment and have yet to make a payment in accordance with the loan’s original terms or have yet to request a subsequent modification. Loans that returned to original contracted terms with a verified payment are considered cured and are no longer included as modified loans in the table above.

The table above includes one commercial real estate loan secured by a retail facility totaling $4.4 million that remains subject to and is performing in accordance with an interest only short-term subsequent COVID-19 modification. The loan is graded substandard, has been evaluated under ASC-310-10, and allocated a specific reserve of $2.2 million as of December 31, 2020.

Subsequent to December 31, 2020, $8.3 million of the loans categorized as “Modification Ended” in the table above have received a verified payment and are now considered cured.

Non-performing Assets – Non-performing assets, which include loans on nonaccrual, accruing troubled debt restructurings, loans past due 90 days and still accruing, and other real estate owned (“OREO”), decreased to $3.9 million, or 0.30%, of total assets at December 31, 2020, compared with $4.2 million, or 0.32%, of total assets at September 30, 2020, and $5.2 million, or 0.42%, of total assets at December 31, 2019.

Non-interest Income and Expense – Non-interest income for the fourth quarter of 2020 increased $123,000 to $1.8 million, compared with $1.7 million for the fourth quarter of 2019. The increase was primarily related to bank card interchange fees of $171,000 as a result of the deposit accounts acquired in the branch transaction on November 15, 2019. Non-interest expense decreased $448,000, or 5.4%, to $7.9 million for the fourth quarter of 2020, compared with $8.3 million for the fourth quarter of 2019. Deposit account related expense increased by $159,000, occupancy expense increased by $121,000, and franchise tax expense increased by $130,000, which were all primarily the result of the branch acquisition. Non-interest expense for 2019 also included $775,000 of acquisition expenses related to the branch purchase transaction.

Non-interest income increased $926,000 to $6.8 million for the year ended December 31, 2020, compared with $5.9 million for year ended December 31, 2019. The increase was primarily related to bank card interchange fees of $938,000 as a result of the deposit accounts acquired in the branch purchase transaction. Non-interest expense increased $2.1 million, or 7.1%, to $32.4 million for year ended December 31, 2020, compared with $30.3 million for the year ended December 31, 2019. The increase was primarily due to an increase in salaries and employee benefits of $1.5 million and $666,000 in deposit account related expense. While the Bank added sales talent and customer facing associates during the latter half of 2019 and branch staff in connection with the branch purchase transaction, the Bank realized a reduction in FTEs from 248 at March 31, 2020, to 219 as of December 31, 2020, through attrition and workforce reduction. The increase in deposit account related expense is the result of the deposit accounts acquired in the branch purchase transaction.

Capital – The Company’s capital ratios were positively impacted by the additional $8.0 million of subordinated notes issued during the third quarter, as the subordinated notes meet the requirements to qualify as Tier 2 capital.

About Limestone Bancorp, Inc.

Limestone Bancorp, Inc. (NASDAQ: LMST) is a Louisville, Kentucky-based bank holding company which operates banking centers in 14 counties through its wholly-owned subsidiary Limestone Bank. The Bank’s markets include metropolitan Louisville in Jefferson County and the surrounding counties of Bullitt and Henry and extend south along the Interstate 65 corridor. The Bank serves south central, southern, and western Kentucky from banking centers in Barren, Butler, Daviess, Edmonson, Green, Hardin, Hart, Ohio, and Warren counties. The Bank also has banking centers in Lexington, Kentucky, the second largest city in the state, and Frankfort, Kentucky, the state capital. Limestone Bank is a traditional community bank with a wide range of personal and business banking products and services.

Forward-Looking Statements

Statements in this press release relating to Limestone Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “possible,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: the impact and duration of the COVID-19 pandemic and national, state and local emergency conditions the pandemic has produced; economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation, regulation, fiscal, and monetary policies, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. See Risk Factors outlined in the Company's Form 10-K for the year ended December 31, 2019, and Form 10-Q for the nine months ended September 30, 2020.

Additional Information

Unaudited supplemental financial information for the fourth quarter ending December 31, 2020, follows.

LIMESTONE BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	Three	Three	Twelve	Twelve
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	12/31/20	12/31/19	12/31/20	12/31/19

Income Statement Data
Interest income	$12,606	$12,537	$50,753	$49,584
Interest expense	1,820	3,676	10,152	14,234
Net interest income	10,786	8,861	40,601	35,350
Provision for loan losses	900	—	4,400	—
Net interest income after provision	9,886	8,861	36,201	35,350

Service charges on deposit accounts	594	681	2,268	2,381
Bank card interchange fees	882	711	3,376	2,438
Bank owned life insurance income	99	96	424	410
Gain (loss) on sales and calls of securities, net	—	—	(5)	(5)
Other	202	166	781	694
Non-interest income	1,777	1,654	6,844	5,918

Salaries & employee benefits	4,167	4,201	17,751	16,233
Occupancy and equipment	1,011	890	4,001	3,522
Professional fees	233	171	937	769
Marketing expense	177	218	629	908
FDIC insurance	81	—	229	211
Data processing expense	381	316	1,502	1,259
State franchise and deposit tax	395	265	1,475	1,210
Deposit account related expense	492	333	1,890	1,224
Other real estate owned expense	5	35	63	368
Litigation and loan collection expense	22	77	200	189
Communications expense	190	200	856	772
Insurance expense	112	109	428	444
Postage and delivery	151	140	627	544
Acquisition costs	—	775	—	775
Other	449	584	1,828	1,842
Non-interest expense	7,866	8,314	32,416	30,270

Income before income taxes	3,797	2,201	10,629	10,998
Income tax expense	680	437	1,624	480
Net income	$3,117	$1,764	$9,005	$10,518

Weighted average shares – Basic	7,499,323	7,471,680	7,492,190	7,468,215
Weighted average shares – Diluted	7,499,323	7,471,680	7,492,190	7,468,215

Basic earnings per common share	$0.42	$0.24	$1.20	$1.41
Diluted earnings per common share	$0.42	$0.24	$1.20	$1.41
Cash dividends declared per common share	$0.00	$0.00	$0.00	$0.00

LIMESTONE BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	Three	Three	Three	Three	Three
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	12/31/20	9/30/20	6/30/20	3/31/20	12/31/19

Income Statement Data
Interest income	$12,606	$12,094	$12,786	$13,267	$12,537
Interest expense	1,820	2,151	2,676	3,505	3,676
Net interest income	10,786	9,943	10,110	9,762	8,861
Provision for loan losses	900	1,350	1,100	1,050	—
Net interest income after provision	9,886	8,593	9,010	8,712	8,861

Service charges on deposit accounts	594	565	441	668	681
Bank card interchange fees	882	881	863	750	711
Bank owned life insurance income	99	113	116	96	96
Gain (loss) on sales and calls of securities, net	—	—	(5)	—	—
Other	202	183	186	210	166
Non-interest income	1,777	1,742	1,601	1,724	1,654

Salaries & employee benefits	4,167	4,413	4,633	4,538	4,201
Occupancy and equipment	1,011	1,008	983	999	890
Professional fees	233	261	235	208	171
Marketing expense	177	134	104	214	218
FDIC insurance	81	81	67	—	—
Data processing expense	381	382	380	359	316
State franchise and deposit tax	395	360	360	360	265
Deposit account related expense	492	487	460	451	333
Other real estate owned expense	5	20	22	16	35
Litigation and loan collection expense	22	54	59	65	77
Communications expense	190	201	247	218	200
Insurance expense	112	102	111	103	109
Postage and delivery	151	156	152	168	140
Acquisition costs	—	—	—	—	775
Other	449	420	423	536	584
Non-interest expense	7,866	8,079	8,236	8,235	8,314

Income before income taxes	3,797	2,256	2,375	2,201	2,201
Income tax expense	680	190	393	361	437
Net income	$3,117	$2,066	$1,982	$1,840	$1,764

Weighted average shares – Basic	7,499,323	7,499,223	7,488,173	7,481,884	7,471,680
Weighted average shares – Diluted	7,499,323	7,499,223	7,488,173	7,481,884	7,471,680

Basic earnings per common share	$0.42	$0.28	$0.26	$0.25	$0.24
Diluted earnings per common share	$0.42	$0.28	$0.26	$0.25	$0.24
Cash dividends declared per common share	$0.00	$0.00	$0.00	$0.00	$0.00

LIMESTONE BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	As of
	12/31/20	9/30/20	6/30/20	3/31/20	12/31/19

Assets
Loans	$962,081	$974,468	$975,759	$961,561	$926,271
Allowance for loan losses	(12,443)	(11,481)	(10,228)	(9,150)	(8,376)
Net loans	949,638	962,987	965,531	952,411	917,895
Securities available for sale	203,862	203,544	202,596	198,657	209,000
Federal funds sold & interest-bearing deposits	56,863	24,358	39,027	23,639	21,962
Cash and due from financial institutions	10,830	7,593	9,990	9,509	8,241
Premises and equipment	18,533	18,572	19,000	19,282	19,658
Premises held for sale	1,060	1,110	1,149	1,185	900
Bank owned life insurance	23,441	23,347	16,238	16,128	16,037
FHLB Stock	5,887	5,962	6,142	6,837	6,237
Other real estate owned	1,765	1,625	1,625	3,225	3,225
Deferred taxes, net	25,714	26,540	27,054	28,208	27,765
Goodwill	6,252	6,252	6,252	6,252	6,252
Intangible assets	2,244	2,308	2,372	2,436	2,500
Accrued interest receivable and other assets	6,213	7,426	7,532	6,441	6,107
Total Assets	$1,312,302	$1,291,624	$1,304,508	$1,274,210	$1,245,779

Liabilities and Equity
Certificates of deposit	$367,552	$398,429	$446,370	$467,535	$476,534
Interest checking	190,625	168,735	167,814	157,621	146,038
Money market	175,785	174,588	166,376	154,851	160,837
Savings	142,623	134,962	119,327	92,235	56,015
Total interest-bearing deposits	876,585	876,714	899,887	872,242	839,424
Demand deposits	243,022	217,675	224,901	185,658	187,551
Total deposits	1,119,607	1,094,389	1,124,788	1,057,900	1,026,975
FHLB advances	20,623	30,634	20,644	61,349	61,389
Junior subordinated debentures	21,000	21,000	21,000	21,000	21,000
Subordinated capital note	25,000	25,000	17,000	17,000	17,000
Senior debt	—	—	5,000	5,000	5,000
Accrued interest payable and other liabilities	10,048	8,315	7,020	7,450	8,665
Total liabilities	1,196,278	1,179,338	1,195,452	1,169,699	1,140,029

Total stockholders’ equity	116,024	112,286	109,056	104,511	105,750
Total Liabilities and Stockholders’ Equity	$1,312,302	$1,291,624	$1,304,508	$1,274,210	$1,245,779

Ending shares outstanding	7,498,865	7,499,183	7,485,872	7,489,305	7,471,975
Book value per common share	$15.47	$14.97	$14.57	$13.95	$14.15
Tangible book value per common share	14.34	13.83	13.42	12.79	12.98

LIMESTONE BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	As of
	12/31/20	9/30/20	6/30/20	3/31/20	12/31/19
Average Balance Sheet Data
Assets	$1,304,715	$1,295,814	$1,305,923	$1,273,167	$1,167,179
Loans	965,339	963,486	978,316	949,204	846,235
Earning assets	1,220,043	1,213,039	1,222,760	1,188,314	1,090,752
Deposits	1,115,985	1,111,865	1,116,420	1,052,944	982,991
Long-term debt and advances	67,280	65,769	75,259	105,407	73,695
Interest bearing liabilities	951,620	955,661	971,770	971,554	882,473
Stockholders’ equity	113,868	110,930	107,348	107,632	105,295

Quarterly Performance Ratios
Return on average assets	0.95%	0.63%	0.61%	0.58%	0.60%
Return on average equity	10.89	7.41	7.43	6.88	6.65
Yield on average earning assets (tax equivalent)	4.12	3.98	4.21	4.50	4.57
Cost of interest-bearing liabilities	0.76	0.90	1.11	1.45	1.65
Net interest margin (tax equivalent)	3.53	3.27	3.33	3.31	3.23
Efficiency ratio	62.61	69.14	70.30	71.70	71.70
Non-interest expense to average assets	2.40	2.48	2.54	2.60	2.83

Asset Quality Data
Nonaccrual loans	$1,676	$2,038	$1,410	$1,500	$1,528
Troubled debt restructurings on accrual	480	489	462	466	475
Loan 90 days or more past due still on accrual	—	—	—	—	—
Total non-performing loans	2,156	2,527	1,872	1,966	2,003
Real estate acquired through foreclosures	1,765	1,625	1,625	3,225	3,225
Other repossessed assets	—	—	—	—	—
Total non-performing assets	$3,921	$4,152	$3,497	$5,191	$5,228

Non-performing loans to total loans	0.22%	0.26%	0.19%	0.20%	0.22%
Non-performing assets to total assets	0.30	0.32	0.27	0.41	0.42
Allowance for loan losses to non-performing loans	577.13	454.33	546.37	465.41	418.17

Allowance for loan losses to total loans	1.29%	1.18%	1.05%	0.95%	0.90%

Loan Charge-off Data
Loans charged off	$(124)	$(150)	$(193)	$(335)	$(639)
Recoveries	186	53	171	59	111
Net recoveries (charge-offs)	$62	$(97)	$(22)	$(276)	$(528)

Loans by Risk Category
Pass	$926,025	$923,895	$925,558	$915,985	$888,707
Watch	18,879	27,782	43,014	38,464	27,522
Special Mention	—	364	—	—	—
Substandard	17,177	22,427	7,187	7,112	10,042
Doubtful	—	—	—	—	—
Total	$962,081	$974,468	$975,759	$961,561	$926,271

Loans by Past Due Status
Past due loans:
30 – 59 days	$1,537	$482	$458	$1,158	$1,747
60 – 89 days	372	265	197	248	670
90 days or more	—	—	—	—	—
Nonaccrual loans	1,676	2,038	1,410	1,500	1,528
Total past due and nonaccrual loans	$3,585	$2,785	$2,065	$2,906	$3,945

LIMESTONE BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	As of
	12/31/20	9/30/20	6/30/20	3/31/20	12/31/19
Risk-based Capital Ratios - Company
Tier I leverage ratio	8.24%	8.17%	8.05%	8.29%	8.30%
Common equity Tier I risk-based capital ratio	8.72	8.54	8.45	8.26	8.32
Tier I risk-based capital ratio	9.67	9.77	9.93	9.86	9.32
Total risk-based capital ratio	13.14	13.22	12.57	12.37	11.85

Risk-based Capital Ratios – Limestone Bank
Tier I leverage ratio	10.21%	9.90%	9.54%	9.67%	9.99%
Common equity Tier I risk-based capital ratio	12.05	11.88	11.79	11.50	11.25
Tier I risk-based capital ratio	12.05	11.88	11.79	11.50	11.25
Total risk-based capital ratio	13.20	12.97	12.78	12.38	12.08

FTE employees, end of period	219	224	228	248	244

Non-GAAP Financial Measures Reconciliation

Tangible book value per common share is a non-GAAP financial measure derived from GAAP based amounts. Tangible book value is calculated by excluding the balance of intangible assets from common stockholders’ equity. Tangible book value per common share is calculated by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which is calculated by dividing common stockholders’ equity by common shares outstanding. Management believes this is consistent with bank regulatory agency treatment, which excludes tangible assets from the calculation of risk-based capital.

The efficiency ratio is a non-GAAP measure of expense control relative to revenue from net interest income and fee income. The efficiency ratio is calculated by dividing total non-interest expenses as determined under GAAP by net interest income and total non-interest income, but excluding from the calculation net gains on the sale of securities and expenses disclosed from time to time as non-recurring in nature. Management believes this provides a reasonable measure of primary banking expenses relative to primary banking revenue.

	As of
	12/31/20	9/30/20	6/30/20	3/31/20	12/31/19
Tangible Book Value Per Share	(in thousands, except share and per share data)

Common stockholders’ equity	$116,024	$112,286	$109,056	$104,511	$105,750
Less: Goodwill	6,252	6,252	6,252	6,252	6,252
Less: Intangible assets	2,244	2,308	2,372	2,436	2,500
Tangible common equity	107,528	103,726	100,432	95,823	96,998

Shares outstanding	7,498,865	7,499,183	7,485,872	7,489,305	7,471,975
Tangible book value per common share	$14.34	$13.83	$13.42	$12.79	$12.98
Book value per common share	15.47	14.97	14.57	13.95	14.15

	Three Months Ended
	12/31/20	9/30/20	6/30/20	3/31/20	12/31/19
Efficiency Ratio	(in thousands)

Net interest income	$10,786	$9,943	$10,110	$9,762	$8,861
Non-interest income	1,777	1,742	1,601	1,724	1,654
Less: Net gain (loss) on securities	—	—	(5)	—	—
Revenue used for efficiency ratio	12,563	11,685	11,716	11,486	10,515
Non-interest expense	7,866	8,079	8,236	8,235	8,314
Less: Acquisition costs	—	—	—	—	775
Expenses used for efficiency ratio	7,866	8,079	8,236	8,235	7,539

Efficiency ratio	62.61%	69.14%	70.30%	71.70%	71.70%

Contacts

John T. Taylor
Chief Executive Officer
(502) 499-4800